Exhibit 3.5

State of Delaware Secretary of State Division of Corporations Delivered 10:13 AM 08/18/2016 FILED 10:13 AM 08/18/2016 SR 20165416047 - File Number 6100118

CERTIFICATE OF INCORPORATION

OF

DFS INTERNATIONAL HOLDINGS, INC,

ARTICLE I

The name of the corporation is “DFS International Holdings, Inc.”

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares which the corporation shall have authority to issue is 100 shares of common stock, and the par value of each of such shares is $0.01.

ARTICLE V

The name and mailing address of the incorporator is Maureen Kopp, 35 W. Wacker Drive, Chicago, Illinois 60601.

ARTICLE VI

The board of directors of the corporation is expressly authorized to adopt, amend or repeal by-laws of the corporation.

ARTICLE VII

Elections of directors need not be by written ballot, except and to the extent provided in the by-laws of the corporation.

ARTICLE VIII

Section 8.1. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date when this paragraph takes effect to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Any repeal, amendment or other modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal, amendment or other modification.

Section 8.2. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 8.3. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper.

Section 8.4. Any indemnification under Sections 8.2 and 8.3 of this Article VIII (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such director or officer has met the applicable standard of conduct set forth in said Sections 8.2 and 8.3 of Article VIII. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by the corporation) in a written opinion, or (c) by the stockholders of the corporation.

Section 8.5. The board of directors of the corporation shall have the power, in its discretion, to cause the corporation to indemnify any person who was or is a party to any action, suit or proceeding referred to in Sections 8.2 and 8.3 of this Article VIII by reason of the fact that such person is or was an employee or agent (although not a director or officer) of the corporation, or is or was serving at the request of the corporation as an employee or agent (although not a director or officer) of another corporation, partnership, joint venture, trust or other enterprise, to the extent that any such person would have been entitled to be indemnified under the preceding sections of this Article VIII had such person been a director or officer of the corporation or serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and been a party to such action, suit or proceeding by reason of being such director or officer.

Section 8.6. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 8.2, 8.3 or 8.5 of this Article VIII, or in defense of any claim, issue or matter therein, such director, officer, employee or agent shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 8.7. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article VIII.

Section 8.8. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled as a matter of law.

Section 8.9. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII or the General Corporation Law of Delaware.

Section 8.10. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 8.11. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the Delaware General Corporation Law or this certificate of incorporation or the by-laws of the corporation (in each case, as they may be amended from time to time), or (d) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I have signed this certificate of incorporation this 18th day of August, 2016.

/s/ Maureen Kopp
Name:	Maureen Kopp
Title:	Sole Incorporator

[SIGNATURE PAGE TO THE DFS INTERNATIONAL HOLDINGS, INC.

CERTIFICATE OF INCORPORATION]